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                                                                    Exhibit 99.2
Equifax

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                              1550 PEACHTREE STREET, N.W. ATLANTA, GEORGIA 30309

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT INFORMATION:
David Rubinger
Vice President, Communications
(404) 885-8555
david.rubinger@equifax.com


          EQUIFAX CHAIRMAN AND CEO ANNOUNCES HIS INTENTIONS TO RETIRE;
                     WILL REMAIN AT HELM THROUGH TRANSITION

ATLANTA, AUGUST 18, 2004 -Thomas (Tom) F. Chapman, Equifax Inc. chairman and CEO since 1999, announced his plans to retire after a successor is named and the leadership transition is completed.

"I have been discussing with the Board of Directors my desire to retire sometime in late 2005," Mr. Chapman said. "For more than a century, Equifax has had a legacy as a trusted steward of business information. It has been an honor to serve this great company and its magnificent people for over 15 years. I look forward to working with the Board through the search process, and once the new CEO is in place, I will continue as Chairman of the Board to ensure a smooth and seamless transition."

"Tom Chapman's leadership, passion and accomplishments will be a tough act to follow. He is tireless in his pursuits to make Equifax better every single day," said Raymond Riddle, Equifax's lead director. "We respect and understand Tom's wishes to retire and are thankful to have his leadership during the CEO search process and transition."


Mr. Riddle further indicated that given today's complex business environment and the demands of a public S&P 500 company, the Search Committee is seeking an experienced leader with a proven track record of performance.

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ABOUT EQUIFAX

Equifax Inc. is a global leader in turning information into intelligence. For businesses, Equifax provides faster and easier ways to find, approve and market to the right customers. For consumers, Equifax offers easier, instantaneous ways to buy products or services, and better insight into and management of their personal credit. Equifax. Information That Empowers.

Equifax employs 4,600 people in 13 countries and had $1.2 billion in revenue during 2003.

SAFE HARBOR

Statements in this press release that relate to Equifax's future plans, objectives, expectations, performance, events and the like may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Future events, risks and uncertainties, individually or in the aggregate, could cause our actual results to differ materially from those expressed or implied in these forward-looking statements. Those factors include, but are not limited to, changes in worldwide and U.S. economic conditions that materially impact consumer spending and consumer debt, changes in demand for the Company's products and services, risks associated with the integration of acquisitions and other investments, changes in laws governing our business, including particularly the cost of compliance with the FACT Act and related regulations, the ability of Equifax to achieve its productivity improvement and cost reduction targets, pricing and other competitive pressures, and certain other factors discussed under the caption "Risk Factors" in the Management's Discussion and Analysis section of the Company's annual report on Form 10-K for the year ended December 31, 2003, and in our other filings with the U.S. Securities and Exchange Commission. Equifax assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.